EXHIBIT 3.3

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

OF ION MEDIA NETWORKS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, ION Media Networks, Inc., a Delaware corporation (the “Corporation”), hereby amends its Certificate of Incorporation as follows:

FIRST. The Certificate of Incorporation of the Corporation is hereby amended by deleting Article Fourth in its entirety and inserting the following in lieu thereof:

"FOURTH. The total authorized capital stock of this Corporation shall be 3,035,000,000 shares of Common Stock, with a par value of $0.001 per share, and 1,000,000 shares of preferred stock, with a par value of $0.001 per share.

Of the 3,035,000,000 hares of Common Stock which the Corporation is authorized to issue:

(a) 1,000,000,000 shares (“Class A Common”) will be designated “Class A Common Stock,”

(b) 35,000,000 shares (“Class B Common” and, together with the Class A Common, the “Voting Common”) will be designated “Class B Common Stock,”

(c) 1,000,000,000 shares (“Class C Common”) will be designated “Class C Non-Voting Common Stock,” and

(d) 1,000,000,000 shares (“Class D Common”) will be designated “Class D Non-Voting Common Stock.”

The Class A Common, Class B Common, Class C Common and Class D Common, are collectively referred to herein as the “Common Stock.”

Except as otherwise provided in this Article Fourth or as otherwise required by applicable law, all shares of Class A Common, Class B Common, Class C Common and Class D Common shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges subject to the same qualifications, limitations and restrictions.

1. Voting Rights. Except as otherwise provided in this Article Fourth or as otherwise required by applicable law, (a) holders of Class A Common shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation and shall vote together with the holders of Class B Common as a single class on all such matters, (b) holders of Class B Common shall be entitled to ten votes per share on all matters to be voted on by the stockholders of the Corporation and shall vote together with the holders of Class A Common as a single class on all such matters, (c) holders of Class C Common shall have no right to vote on any matter to be voted on by the stockholders of the Corporation; provided, however, that the approval of the holders of a majority of the outstanding Class C Common, voting as a separate class, shall be required for any merger or consolidation of the Corporation with or into another entity or entities, any sale of all or substantially all the Corporation’s assets, or any recapitalization or reorganization, if as a result of any of the foregoing the shares of Class C Common would be converted into the right to receive or would be exchanged for consideration different on a per share basis than the consideration received with respect to or in exchange for shares of Voting Common or would otherwise be treated differently from             shares of Voting Common in connection with such transaction, except that shares of Class C Common may, without such a separate class vote, be converted into the right to receive or be exchanged for non-voting securities which are otherwise identical on a per share basis in amount and form to the voting securities received with respect to or in exchange for Voting Common so long as (i) such non-voting securities are convertible into such voting securities on the same terms as Class C Common is convertible into Class A Common and (ii) all other consideration is equal on a per share basis, and (d) holders of Class D Common shall have no right to vote on any matter to be voted on by the stockholders of the Corporation; provided, however, that the approval of the holders of a majority of the outstanding Class D Common, voting as a separate class, shall be required for any merger or consolidation of the Corporation with or into another entity or entities, any sale of all or substantially all the Corporation’s assets, or any recapitalization or reorganization, if as a result of any of the foregoing the shares of Class D Common would be converted into the right to receive or would be exchanged for consideration different on a per share basis than the consideration received with respect to or in exchange for shares of Voting Common or would otherwise be treated differently from             shares of Voting Common in connection with such transaction, except that shares of Class D Common may, without such a separate class vote, be converted into the right to receive or be exchanged for non-voting securities which are otherwise identical on a per share basis in amount and form to the voting securities received with respect to or in exchange for Voting Common so long as all other consideration is equal on a per share basis.

2. Dividends. As and when dividends are declared or paid thereon, whether in cash, property or securities of the Corporation, the holders of Class A Common, the holders of Class B Common, the holders of Class C Common and the holders of Class D Common shall be entitled to participate in such dividends ratably on a per share basis; provided, however, that (i) if dividends are declared which are payable in shares of Class A Common, Class B Common, Class C Common or Class D Common, then dividends shall be declared which are payable at the same rate on all four classes of Common Stock and the dividends payable in shares of Class A Common shall be payable to holders of Class A Common, dividends payable in shares of Class B Common shall be payable to holders of Class B Common, dividends payable in shares of Class C Common shall be payable to holders of Class C Common and dividends payable in shares of Class D Common shall be payable to holders of Class D Common and (ii) if the dividends consist of other voting securities of the Corporation, then the Corporation shall pay (A) to each holder of Class C Common, dividends consisting of non-voting securities of the Corporation which are otherwise identical to such other voting securities and which are convertible into or exchangeable for such voting securities on the same terms as Class C Common is convertible into Class A Common, and (B) to each holder of Class D Common, dividends consisting of non-voting securities of the Corporation which are otherwise identical to such other voting securities and which are non-convertible.

3. Liquidation. The holders of Class A Common, Class B Common, Class C Common and Class D Common shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

4. Conversion.

4A. Conversion of Class B Common. At any time, each holder of Class B Common shall be entitled to convert any or all shares of Class B Common then held by such holder into the same number of shares of Class A Common.

4B. Conversion of Class C Common. Upon the occurrence of any Class C Conversion Event, each share of Class C Common that is (x) disposed of by a holder of Class C Common in the case of paragraph 4B(i)(a) or (y) held by a holder of Class C Common in the case of paragraph 4B(i)(b), shall be automatically converted into the same number of shares of Class A Common.

(i) For purposes of this paragraph 4B, a “Class C Conversion Event” shall mean either of the following: (a) the disposition of shares of Class C Common to any person that the holder of Class C Common determines is not prevented under the Communications Act from holding shares of Class A Common or (b) the holder of shares of Class C Common determines that the Communications Act no longer prohibit such holder from holding shares of Class A Common, in either case, after consultation by such Person with outside legal counsel and, if required by the Corporation, delivery by such Person to the Corporation an opinion of legal counsel reasonably acceptable to the Corporation to the effect that the Conversion of such Class C Common Stock to Class A Common Stock will not violate or conflict with the Communications Act.

(ii) For purposes of this paragraph 4B, “person” shall include any natural person and any corporation, partnership, joint venture, trust, unincorporated organization and any other entity or organization.

4C. Conversion Procedure.

(i) Each conversion of shares of one series of Common Stock into shares of another series of Common Stock shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice, if applicable, by the holder of such series of Common Stock stating that such holder desires to convert the shares, or a stated number of the shares, of such series of Common Stock represented by such certificate or certificates into shares of the other series of Common Stock into which such series is to be converted pursuant to the terms hereof. Each conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, if applicable, and at such time the rights of the holder of the converted Class B Common or Class C Common, as the case may be, as such holder shall cease and the person or persons in whose name or names the certificate or certificates for shares of Class A Common are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Class A Common represented thereby.

(ii) Promptly after the surrender of certificates representing the shares to be converted, duly executed or otherwise in proper form for transfer, and the receipt of written notice, if applicable, the Corporation shall issue and deliver in accordance with the surrendering holder’s instructions (a) the certificate or certificates for the Class A Common issuable upon such conversion and (b) a certificate representing any Class B Common or Class C Common which was represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which was not converted.

(iii) The issuance of certificates for Class A Common upon conversion of Class B Common or Class C Common will be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Class A Common.

(iv) All shares of Class A Common which are issuable upon the conversion of the other series of Common Stock shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens (other than any lien which existed in respect of the shares which were converted, immediately prior to such conversion) and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Class A Common may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Class A Common may be listed (except for official notice of issuance, which will be immediately transmitted by the Corporation upon issuance).

(v) The Corporation shall not close its books against the transfer of shares of Common Stock in any manner which would interfere with the timely conversion of any shares of Common Stock.

4D. Stock Splits. If the Corporation in any manner subdivides or combines the outstanding shares of one series of Common Stock, the outstanding shares of each other series of Common Stock shall be proportionately subdivided or combined in a similar manner.

5. Registration of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of any series of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such series represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of such series as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

6. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any series of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided, however, that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such series represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

7. Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

8. Amendment and Waiver. In addition to any vote required by law, no amendment or waiver of any provision of this Article Fourth shall be effective without the prior approval of the holders of a majority of the then outstanding Class C Common voting as a separate class.”

SECOND. Said amendments were adopted by resolution of the Board of Directors and approved by written consent of the holders of a majority vote of the outstanding stock entitled to vote thereon, and a majority of each class entitled to vote thereon as a class, pursuant to Section 228 and Section 242 of the Delaware General Corporation Law, and prompt notice of the taking of such action by less than unanimous consent was given to those stockholders of the Corporation who did not consent in writing.

IN WITNESS WHEREOF, this Corporation has caused this Certificate to be signed by Adam K. Weinstein, its Senior Vice President, Secretary and Chief Legal Officer, this 21st day of August, 2007.

ION MEDIA NETWORKS, INC.

By: /s/ Adam K. Weinstein
Adam K. Weinstein, Senior Vice President,
Secretary and Chief Legal Officer